Exhibit 10.3
Dated 10 August 2005
CITY LEASING (CREEKSIDE) LIMITED
as Borrower
and
DEUTSCHE BANK AG, LONDON BRANCH
as Bank
LOAN FACILITY AGREEMENT
for a facility of up to £42,500,000
relating to the leasing of four Boeing 747-400 aircraft
Manufacturer’s Serial Numbers: 23908, 24047, 24056 and 27092
UK Registration Marks: G-BNLA, G-BNLE, G-BNLN and G-CIVA
Linklaters
One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref SG/ARP

Contents

Clause Heading		Page

1	Purpose and definitions	1

2	The Commitment and the Loan	5

3	Interest	6

4	Repayment and prepayment	6

5	Payments: accounts and calculations	7

6	Representations and warranties	8

7	Undertakings	10

8	Conditions	12

9	Events of Default	12

10	Indemnities	15

11	Security and set-off	16

12	Assignment and transfer	17

13	Notices and other matters	19

14	Governing law and jurisdiction	21

Schedule 1 Form of Drawdown Notice		22

Schedule 2 Documents and evidence required as conditions precedent		23

Schedule 3 Aircraft Specification		24

Schedule 4 Repayment Schedule		25

i

THIS AGREEMENT is dated 10 August 2005 and made BETWEEN:
(1)	CITY LEASING (CREEKSIDE) LIMITED, a company incorporated and existing under the applicable laws of England and Wales with registered number 0213288 and having it’s registered office at 23 Great Winchester Street, London EC2P 2AX (the “Borrower”); and

(2)	DEUTSCHE BANK AG, acting by its London branch, having its principal place of business at Winchester House, 1 Great Winchester Street, London EC2N 2DB (the “Bank”).
IT IS AGREED as follows:
1	Purpose and definitions
1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower a loan of £42,500,000 (forty-two million five hundred thousand Pounds Sterling) to be used by the Borrower for purpose of prepaying part of its Rental obligations under the Head Leases.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Administration Agreement” means the administration agreement dated on or about the date of this Agreement and entered into between the Borrower, the Bank and City Leasing Limited;

“Aircraft” means the aircraft described in Schedule 3 (Aircraft specification);

“Banking Day” means a day on which dealings in deposits in Sterling are carried on in the London Interbank Market and (other than Saturday or Sunday) on which banks are open for business in London (or any other relevant place of payment under Clause 5 (Payments));

“Closing Date” means the date on which the whole issued share capital of the Borrower is sold by London Industrial Leasing Limited to Bookham Technology plc;

“Commitment” means the amount which the Bank has agreed to lend to the Borrower under Clause 2.1 (Agreement to lend);

“Deeds of Application” means the four deeds of application of proceeds and priorities each dated 3 December 2003 and entered into between the Security Trustee, the Borrower as lessor, the Head Lessor as owner and the Original Owner (as defined therein) in respect of each Aircraft;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Drawdown Date” means the date, being a Banking Day, on which the Loan is, or is to be, drawndown;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1 (Form of Drawdown Notice);

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer effected in connection with any of the aforementioned and/or retention arrangements having a similar effect);

“Event of Default” means any of the events or circumstances described in Clause 9.1 (Events);

“Fixed Rate” means 5.68 % per annum;

“Head Leases” means the four head lease agreements each dated 3 December 2003 and entered into between the Head Lessor and the Borrower as head lessee in respect of each Aircraft, as amended from time to time;

“Head Lessor” means Phoebus Leasing Limited;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Leases” means the four lease agreements each dated 3 December 2003 and entered into between the Borrower as lessor and British Airways plc as lessee in respect of each Aircraft, as amended from time to time;

“Loan” means the principal amount of £42,500,000 (forty-two million five hundred thousand Pounds Sterling) advanced or, as the case may be, to be advanced by the Bank hereunder or (as the context may require) the principal amount owing to the Bank under this Agreement at any relevant time;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Permitted Encumbrance” means:
(a)	any Encumbrance in favour of the Security Trustee as trustee for the Secured Parties created pursuant to the Security Documents and existing under the Relevant Documents;

(b)	Permitted Liens; and

(c)	any Encumbrance existing under the Relevant Documents;
“Permitted Liens” means any lien of a repairer, mechanic, carrier, hangar keeper or other similar lien arising in the ordinary course of business by operation of law in respect of obligations which are not overdue or are being contested in good faith by appropriate proceedings, but only if such proceedings or the continued existence of the lien, do not give rise to any likelihood of the sale, forfeiture or other loss of the Aircraft or any interest therein;

“Pounds Sterling” and “£” means the lawful currency of the United Kingdom for the time being;

“Rental” means the rental amounts due and payable by the Borrower as head lessee to the Head Lessor under each Head Lease;

“Rental Sale Agreements” means each of four rental sale and purchase agreements dated 12 April 2005 and entered into between the Borrower as seller and the Bank as buyer, one such agreement in respect of each of the four Aircraft;

“Repayment Date” means a repayment date referred to in Schedule 4 (Repayment schedule);

“Secured Parties” has the meaning given to it in the Deeds of Application; “Security Documents” has the meaning given to it in the Deeds of Application; “Security Trustee” has the meaning given to it in the Deeds of Application;

“Subsidiary” of (a) a person incorporated outside England and Wales means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than 50 per cent of the voting share capital (or equivalent rights or ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise and (b) a person incorporated in England and Wales means a subsidiary within the meaning of section 736 Companies Act 1985;

“Termination Date” means the Closing Date or such later date as the Bank may in its absolute discretion agree in writing; and

“United Kingdom” means Great Britain and Northern Ireland.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:
(a)	references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

(b)	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

(c)	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency , authority, central bank or government department or any self-regulatory or other national or supra-national authority;

(d)	words importing the plural shall include the singular and vice versa;

(e)	references to a time of day are to London time;

(f)	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons;

(g)	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

(h)	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2	The Commitment and the Loan
2.1	Agreement to lend

The Bank, relying upon each of the representations and warranties in Clause 6 (Representations and warranties), agrees to lend to the Borrower, upon and subject to the terms of this Agreement, the principal sum of £42,500,000 (forty-two million five hundred thousand Pounds Sterling).

2.2	Drawdown

Subject to the terms and conditions of this Agreement, the Loan shall be made in one single drawing following receipt by the Bank from the Borrower of a Drawdown Notice not later than 10.00 am on the Drawdown Date specified in that Drawdown Notice (or such lesser period as the Bank may agree) and shall be made on that Drawdown Date. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall be irrevocable.

2.3	Amount

The principal amount of the Loan specified in the Drawdown Notice for the borrowing on the Drawdown Date shall be £42,500,000 (forty-two million five hundred thousand Pounds Sterling).

2.4	Availability and payment
2.4.1	Upon receipt of a Drawdown Notice complying with the terms of this Agreement, the Bank shall, subject to the provisions of Clause 8 (Conditions), on the relevant Drawdown Date make the amount of the Loan specified in the Drawdown Notice available to the Borrower in accordance with Clause 5.2 (Payment by the Bank).

2.4.2	The Borrower acknowledges that payment by the Bank of the Loan less £400,000 (four hundred thousand Pounds Sterling) to the Head Lessor in accordance with Clause 5.2 (Payment by the Bank) and the payment by the Bank of £400,000 (four hundred thousand Pounds Sterling) to the Borrower shall satisfy the obligation of the Bank to lend the Commitment to the Borrower under this Agreement.
2.5	Termination of Commitment

If the Loan is not drawn down by the Termination Date, the Commitment shall thereupon be automatically cancelled.

3	Interest
3.1	Normal interest rate

The Borrower shall pay interest on the Loan on the Repayment Date. The rate of interest on the Loan shall be the Fixed Rate which shall accrue and shall be paid on the Repayment Dates (as set out in Schedule 4 (Repayment schedule)).

3.2	Default interest

If the Borrower fails to pay any sum (including without limitation, any sum due and payable pursuant to this Clause 3.2) on its due date for payment under this Agreement, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank pursuant to this Clause 3.2. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate of two per cent per annum above the rate of interest referred to in Clause 3.1. Such interest shall be due and payable on the last day of each such period as determined by the Bank.
4	Repayment and prepayment
4.1	Repayment

The Borrower shall repay the Loan on the Repayment Dates as set out in Schedule 4 (Repayment schedule).

4.2	Voluntary prepayment

Subject always to the provisions of Clause 10 (Indemnities), the Borrower may prepay the Loan in whole on any date provided notice is given in accordance with Clause 4.4 (Notice of prepayment) below.

4.3	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment and (b) all others sums payable by the Borrower to the Bank under this Agreement including, without limitation, any amounts payable under Clause 10 (Indemnities).

4.4	Notice of prepayment: reduction of repayment instalments

No prepayment may be effected under Clause 4.2 unless the Borrower shall have given the Bank at least 30 days’ written notice of its intention to make such prepayment. The notice of prepayment shall be effective only on actual receipt of the same by the Bank, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified. No amount prepaid may be reborrowed. The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.
5	Payments: accounts and calculations
5.1	No set-off or counterclaim

Subject to Clause 11.2, all payments to be made by the Borrower under this Agreement shall, save as otherwise expressly provided therein, be made in full, without any set-off or counterclaim whatsoever and free and clear of any deductions or withholdings, in Pounds Sterling on the due date to the account of the Bank (with Deutsche Bank AG for the account of Deutsche Bank AG London, Swift Code: DEUTGB2L, Sort Code: 40-50-81 ) or to such other account at such other bank in such place as the Bank may from time to time notify in writing to the Borrower.

5.2	Payment by the Bank

All sums to be advanced by the Bank to the Borrower under this Agreement in respect of the Loan shall be remitted in Pounds Sterling on the Drawdown Date to the account of the Head Lessor and the Borrower as specified in the Drawdown Notice.

5.3	Non-Banking Days

When any payment under this Agreement would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

5.4	Calculations

All interest and other payments of an annual nature under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 365 day year.

5.5	Loan account

The Bank shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the this Agreement. Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under this Agreement.

6	Representations and warranties
6.1	Representations and warranties

The Borrower represents and warrants to the Bank as at the date of this Agreement that:
6.1.1	Due incorporation

the Borrower is duly incorporated and validly existing under the laws of England and Wales, as a limited liability company, and has power to carry on its business as it is now being conducted and to own its property and other assets;

6.1.2	Corporate Power

the Borrower has power to execute, deliver and perform its obligations under this Agreement and to borrow the Commitment and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow or give security will be exceeded as a result of borrowing the Loan;

6.1.3	Binding obligations

this Agreement constitutes or will, upon execution thereof, constitute, valid and legally binding obligations of the Borrower;

6.1.4	No conflict with other obligations

the execution and the delivery of, the performance of its obligations under, and compliance with the provisions of this Agreement by the Borrower will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association or (iv) result in the creation or imposition of or oblige the Borrower to create any Encumbrance on any of the undertakings, assets, rights or revenues of the Borrower;

6.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower which could have a material adverse effect on the business, assets or financial condition of the Borrower;

6.1.6	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in England and Wales or that any stamp, registration or similar tax or charge be paid in England and Wales on or in relation to this Agreement for its enforcement in the courts of England and Wales;

6.1.7	Choice of law

the choice of English law to govern this Agreement and the submission by the parties to the non-exclusive jurisdiction of the English courts are valid and binding;

6.1.8	No immunity

neither the Borrower nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

6.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Borrower to authorise, or required by the Borrower in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by the Borrower of its respective obligations under this Agreement has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same.

6.1.10	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower;

6.1.11	No default under other Indebtedness

the Borrower is not (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to indebtedness to which it is a party or by which it may be bound;

6.1.12	No Default

no Default has occurred and is continuing; and

6.1.13	Copies true and complete

the copies of the documents delivered or to be delivered to the Bank pursuant to Clause 8.1 (Documents and evidence) are or will when delivered be, true and complete copies of such documents; each of such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with its terms and there will have been no amendments or variations thereof or defaults thereunder.
7	Undertakings
7.1	General

The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under this Agreement and while all or any part of the Commitment remains outstanding, it will:
7.1.1	Notice of Default

promptly inform the Bank of any occurrence of which it becomes aware which might adversely affect the ability of any party to perform its obligations under this Agreement and, without limiting the generality of the foregoing, will inform the Bank of any Default forthwith upon becoming aware thereof and will from time to time, if so reasonably requested by the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

7.1.2	Use of proceeds

use the Loan exclusively for the respective purpose specified in Clause 1.1 (Purpose);

7.1.3	Pari passu

ensure that its obligations under this Agreement shall, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

7.1.4	Provision of further information

provide the Bank with such financial and other information concerning the Borrower and its affairs as the Bank may from time to time reasonably require.

7.2	Negative undertakings

The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under this Agreement and while all or any part of the Commitment remains outstanding, it will not, without the prior written consent of the Bank:
7.2.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues;

7.2.2	No merger

merge or consolidate with any other person;

7.2.3	Other business

undertake any business other than the leasing of the Aircraft;

7.2.4	Subsidiaries

form or acquire any Subsidiaries;

7.2.5	Disposals

assign, novate, transfer or otherwise terminate the Head Leases or the Leases otherwise than in accordance with the provisions for termination under the Head Leases and Leases;

7.2.6	Leasing

enter into any other leasing arrangements other than the Head Leases and Leases and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of leasing the Aircraft;

7.2.7	Other obligations

incur any material obligations except for obligations arising under this Agreement, the Head Leases, the Leases, the Security Documents or contracts entered into in the ordinary course of its business of leasing the Aircraft;

7.2.8	No borrowing

incur any Indebtedness except for Indebtedness pursuant to this Agreement and its existing Indebtedness pursuant to the Relevant Documents (as defined in the Deeds of Application);

7.2.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation (except for guarantees or indemnities from time to time required to procure the release of such Aircraft from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Aircraft);

7.2.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so; or

7.2.11	Bank Account

open any bank account with any bank other than the Bank.
8	Conditions
8.1	Documents and evidence

The obligation of the Bank to make the Loan available shall be subject to the condition that the Bank, or its duly authorised representative, shall have received the documents and evidence specified Schedule 2 (Conditions precedent) in form and substance satisfactory to the Bank prior to delivery of the Drawdown Notice.

8.2	General condition precedent

The obligation of the Bank to make the Loan shall be subject to the further condition that, at the time of the making of the Loan, the whole of the issued share capital of the Borrower shall not be owned by London Industrial Leasing Limited.

8.3	Waiver of conditions precedent

The conditions specified in this Clause 8 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.
9	Events of Default
9.1	Events

There shall be an Event of Default if:
9.1.1	Non-payment: subject to Clause 11.2, the Borrower fails to pay any sum payable by it under this Agreement at the time, in the currency and in the manner stipulated in this Agreement; or

9.1.2	Breach of other obligations: the Borrower commits any material breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Relevant Documents (as defined in the Deeds of Application) to which it is a party and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within 15 days of the Bank notifying the Borrower of such default and of such required action, save where such breach or omission is as a result of any actions of the Bank or any subsidiary of the Bank pursuant to the Administration Agreement or otherwise; or

9.1.3	Legal process: any judgment or order made against the Borrower is not stayed or complied with within seven days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of the Borrower and is not discharged within seven days; or

9.1.4	Insolvency: the Borrower becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention do so; or

9.1.5	Winding up: any petition is presented or other step is taken for the purpose of winding up the Borrower or an order is made or resolution passed for the winding up of the Borrower or a notice is issued convening a meeting for the purpose of passing any such resolution; or

9.1.6	Administration: any petition is presented or other step is taken for the purpose of the appointment of an administrator of the Borrower or the Bank believes that any such petition or other step is imminent or an administration order is made in relation to the Borrower; or

9.1.7	Appointment of receivers and managers: any administrative or other receiver is appointed of the Borrower or any material part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of the Borrower; or

9.1.8	Compositions: any steps are taken, or negotiations commenced, by the Borrower or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

9.1.9	Analogous proceedings: there occurs, in relation to the Borrower, in any country or territory in which it carries on business or to the jurisdiction of whose courts any part of its assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clauses 9.1.6 to 9.1.11 (inclusive) or the Borrower or otherwise becomes subject, in any such country or territory, the operation of any law relating to insolvency, bankruptcy or liquidation; or

9.1.10	Cessation of business: the Borrower suspends or ceases or threatens to suspend or cease to carry on its business; or

9.1.11	Seizure: all or a material part of the undertakings, assets, rights or revenues of the Borrower are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

9.1.12	Invalidity: this Agreement shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of this Agreement shall at any time and for any reason be contested by the Borrower which is a party thereto; or

9.1.13	Unlawfulness: it becomes impossible or unlawful at any time for the Borrower, to fulfil any of the covenants and obligations expressed to be assumed by it in this Agreement or for the Bank to exercise the rights or any of them vested in it under any of the this Agreement or otherwise; or

9.1.14	Repudiation: the Borrower repudiates this Agreement or does or causes or permits to be done any act or thing evidencing an intention to repudiate this Agreement.
9.2	Acceleration

The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default so long as the same is continuing by notice to the Borrower declare that the Loan and all interest accrued and all other sums payable under this Agreement have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

9.3	Demand basis

If, pursuant to Clause 9.2 (Acceleration), the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrower:
9.3.1	call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement; or

9.3.2	without prejudice to the Bank’s rights at law, in equity or otherwise, declare that such amounts which have become immediately due and payable under this Agreement be set off against the Bank’s obligations to make payments of deferred consideration to the Borrower under and pursuant to each Rental Sale Agreement, and failure by the Bank to deliver such a declaration and notice shall not prejudice its rights under Clause 11.2 (Set-off); or

9.3.3	withdraw such declaration with effect from the date specified in such notice.
10	Indemnities
10.1	Miscellaneous indemnities
10.1.1	The Borrower shall on demand indemnify the Bank against any loss or expense which the Bank shall certify as sustained or incurred by it as a consequence of:
(i)	any default in payment by the Borrower of any sum under this Agreement when due;

(ii)	the occurrence of any other Event of Default;

(iii)	any repayment or prepayment of the Loan or part thereof being made otherwise than on the Repayment Date; or

(iv)	the Loan (or any part thereof) not being made for any reason (excluding any default by the Bank) after the Drawdown Notice for the Loan has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof (in each case) or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof (in each case); and
10.1.2	without prejudice to the generality of Clause 10.1.1(iii) the Borrower shall indemnify the Bank against and pay promptly on demand to the Bank from time to time, all amounts which the Bank certifies to be necessary to compensate it for any broken funding costs in relation to any interest exchange or hedging arrangements entered into in connection with its advancing the Loan or any part thereof (including any costs incurred in liquidating deposits, re-employing funds taken or borrowed to make or maintain the Loan or in prepaying such funds to the source from which they were borrowed or mobilised) which the Bank may sustain or incur as a consequence of or in connection with:
(i)	any default in punctual payment by the Borrower of any sums payable by it under this Agreement;

(ii)	the occurrence or continuance of any Event of Default; or

(iii)	any prepayment of the Loan or any part thereof or any interest accrued thereon other than as permitted hereunder.
10.2	Currency indemnity

If any sum due from the Borrower under this Agreement or any order of judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or under such order or judgment into another currency (the “second currency”) for the purpose of:
10.2.1	making or filing a claim or proof against the Borrower;

10.2.2	obtaining an order or judgment in any court or other tribunal; or

10.2.3	enforcing any order or judgment given or made in relation to this Agreement, the Borrower shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between: (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency; and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this Clause 10.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.
11	Security and set-off
11.1	Application of moneys

All moneys received by the Bank either under or pursuant to this Agreement following an Event of Default after the exercise by the Bank of its rights under Clause 9.2 (Acceleration) and expressed to be applicable in accordance with the provisions of this Clause 11.1 shall be applied by the Bank in the following manner:
11.1.1	first in or towards payment of all unpaid expenses which may be owing to the Bank under this Agreement;

11.1.2	secondly in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

11.1.3	thirdly in or towards repayment of the Loan (whether the same is due and payable or not);

11.1.4	fourthly in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on the Repayment Date relating to the part of the Loan repaid; and

11.1.5	fifthly in or towards payment to the Bank of any other sums owing to it under this Agreement.
11.2	Set-off
11.2.1	The Borrower authorises the Bank (without prejudice to any of the Bank’s rights at law, in equity or otherwise), at any time and without notice to the Borrower, to set off any amounts then owing by the Bank to the Borrower in or towards satisfaction of any sum due and payable from the Borrower to the Bank under this Agreement. For this purpose, the Bank may effect such currency exchange as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this Clause.

11.2.2	The Bank authorises the Borrower (without prejudice to any of the Borrower’s rights at law, in equity or otherwise), at any time and without notice to the Bank, to set off any amounts then owing by the Bank under the Rental Sales Agreements to the Borrower in or towards satisfaction of any sum due and payable from the Borrower to the Bank under this Agreement. For this purpose, the Borrower may effect such currency exchange as may be necessary to effect such application. The Borrower shall not be obliged to exercise any right given to it by this Clause.
11.3	Notification of set-off

The Bank shall notify the Borrower and the Borrower shall notify the Bank upon the exercise or purported exercise of any right of set-off giving full details in relation thereto provided always that failure by the Bank or the Borrower (as the case may be) to deliver such notice, or to delay in delivering such notice, to the other party shall not prejudice its rights under Clause 11.2 (Set-off).

11.4	Further assurance

The Borrower undertakes that this Agreement shall at the date of execution and delivery thereof and so long as any moneys are owing under this Agreement be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms.
12	Assignment and transfer
12.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Bank and the Borrower and their respective successors.

12.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

12.3	Assignment by Bank

The Bank may not assign all or any part of its rights or transfer by novation any of its rights and obligations under this Agreement to any other person (an “Assignee”) without the prior written consent of the Borrower.

12.4	Transfer
12.4.1	The Bank may transfer all or any part of its rights or transfer by novation any of its rights and obligations under this Agreement to any Subsidiary or the holding company of the Bank (a “Transferee”) without the prior written consent of the Borrower (the Borrower consenting to any such transfer by its execution of this Agreement).

12.4.2	The Bank agrees to notify the Borrower in writing of any transfer made pursuant to Clause 12.4.1.
12.5	Documenting assignments and transfers

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in Clause 12.3 (Assignment by the Bank) or 12.4 (Transfer) the Borrower undertakes, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank’s interest in this Agreement and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

12.6	Lending office

The Bank shall lend through its office at the address specified above or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement. If the office through which the Bank is lending is changed pursuant to this Clause 12.6, the Bank shall notify the Borrower promptly of such change.

12.7	Disclosure of information

The Bank may disclose to a prospective assignee or transferee who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrower as the Bank shall consider appropriate, subject always to the Bank agreeing with such prospective assignee or transferee, in such form as the Borrower may reasonably require, to keep all such disclosed information confidential.
13	Notices and other matters
13.1	Notices

Every notice, request, demand or other communication under this Agreement shall:
13.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

13.1.2	be deemed to have been received in the case of a letter, when delivered personally or two Banking Days after posting if delivered by pre-paid first class post or five Banking Days after posting if delivered by airmail and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

13.1.3	be sent:
(i)	to the Borrower at:
Forthaven Limited
c/o Bookham Technology plc
Caswell
Towcester
Northamptonshire, NN12 8EQ

Attention: Chief Executive Officer
Fax no: 01327 356 775

with a copy to:

Bookham, Inc.
Ottawa (Kanata) Office
10 Brewer Hunt Way
Kanata, Ontario
Canada, K2K 2B5

Attention: Thomas Kelley
Fax no: +1 613 270 4002

Bookham Technology plc
Brixham Road
Paignton
Devon
TQ4 7BE

Attention: Keith Border
Fax no: 01803 662 100

Wilmer Cutler Pickering Hale and Dorr LLP
Alder Castle
10 Noble Street
London
EC2V 7QJ

Attention: Struan Penwarden
Fax no: 020 7645 2424

(ii)	to the Bank at:

Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London
EC2N 2DB

Attention: Nathalie Whybrow and Nicola Butcher
Fax no: 020 7545 4638
or to such other address and/or numbers as is notified by one party to the other party under this Agreement.
In proving service of a notice or a document it shall be sufficient to prove that delivery was made or that the notice or document was properly addressed and posted as a prepaid first class or airmail letter.
13.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

13.3	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.

13.4	Variation

The Parties agree that any term, provision or condition of this Agreement may be amended and shall only be valid if evidenced in writing and signed by or on behalf of each of the Parties to this Agreement.
14	Governing law and jurisdiction
14.1	Law

This Agreement is governed by and shall be construed in accordance with English law.

14.2	Submission to jurisdiction

The parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.
The parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
Form of Drawdown Notice
(referred to in Clause 2.2)
To: Deutsche Bank AG, London Branch
We refer to the above Loan Facility Agreement (the “Loan Agreement”) and hereby give you notice that we wish to draw down the Loan in the amount of £42,500,000 on ___ August 2005. The funds should be credited to (i) Phoebus Leasing Limited to the value of £41,015,026.30, account number 0248018-0000-GBP-000-LDN with Deutsche Bank AG London, (ii) City Leasing (Creekside) Limited to a value of £400,000, account number 0128446-0000-GBP-005-LDN with Deutsche Bank AG London and (iii) City Leasing (Creekside) Limited to a value of £1,084,973.70, account number 0128446-0000-GBP-000-LDN with Deutsche Bank AG London.
For the purposes of confirming the satisfaction of the condition at Clause 8.2 of the Loan Agreement, we acknowledge that the whole of the issued share capital in City Leasing (Creekside) Limited shall be owned by Bookham Technology plc at the time at which the above mentioned funds are credited to the above mentioned accounts.
Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.
For and on behalf of

City Leasing (Creekside) Limited

Schedule 2
Documents and evidence required as conditions precedent
(referred to in Clause 8.1)
1	Constitutional documents

Copies, certified by an officer of the Borrower as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of the Borrower; and

2	Corporate authorisations

Copies of resolutions of the directors of the Borrower approving this Agreement to which each may be a party and authorising the signature, delivery and performance of the Borrower’s obligations thereunder, certified by an officer of the Borrower, as the case may be, as:
2.1	being true and correct;

2.2	being duly passed at a meeting of the directors of the Borrower duly convened and held;

2.3	not having been amended, modified or revoked; and

2.4	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by the Borrower pursuant to such resolutions; and
3	Documents
3.1	This Agreement, duly executed by all parties to it.

3.2	The Share Purchase Agreement, in a form agreed by the parties to it and by the parties to this Agreement, to be entered into between London Industrial Leasing Limited as seller, Bookham Technology PLC as purchaser and Deutsche Bank AG, London Branch relating to the sale and purchase of the whole of the issued share capital of the Borrower.

Schedule 3
Aircraft Specification

Aircraft 1:	Boeing 747-400
Manufacturer’s Serial Number: 23908
UK Registration Mark: G-BNLA

Aircraft 2:	Boeing 747-400
Manufacturer’s Serial Number: 24047
UK Registration Mark: G-BNLE

Aircraft 3:	Boeing 747-400
Manufacturer’s Serial Number: 24056
UK Registration Mark: G-BNLN

Aircraft 4:	Boeing 747-400
Manufacturer’s Serial Number: 27092
UK Registration Mark: G-CIVA

Schedule 4
Repayment Schedule
Anticipated Drawdown:                £42,500,000.00

	Principal	Interest
Repayment Dates	(£)	(£)
14-Jul-06	21,250,000.00	2,235,430.14

16-Jul-07	21,250,000.00	1,213,613.70

SECOND DB LONDON LOAN AGREEMENT EXECUTION PAGE

The Borrower

SIGNED by	/s/ illegible

duly authorised for and on behalf of

CITY LEASING (CREEKSIDE) LIMITED

The Bank

SIGNED by	/s/ illegible

duly authorised for and on behalf of

DEUTSCHE BANK AG, acting through its LONDON BRANCH